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                         FIRST AMENDMENT TO RIGHTS AGREEMENT

          FIRST AMENDMENT, dated as of February 9, 1999 ("First Amendment"), to Amended and Restated Rights Agreement dated as of May 16, 1997 (the "Rights Agreement"), between Sunrise Medical, Inc. (the "Company") and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

          WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

          NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

          1. The first proviso of Section 1(c)(ii) of the Rights Agreement is hereby amended to (a) delete the words "prior to such Person's becoming an Acquiring Person" and substitute therefor the words "has approved such agreement and determined that such Person shall not be deemed to be the Beneficial Owner of such securities within the meaning of this SECTION 1(C)" and (b) delete the words "such agreement has been approved by" and substitute therefor the words "prior to such Person's becoming an Acquiring Person".

          2. Section 1(k) of the Rights Agreement is hereby amended to delete the words "Interested Director" and "23(c)".

          3. The second sentence of Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

     "The preceding sentence notwithstanding, prior to the occurrence of a Distribution Date specified as a result of an event described in clause (ii) (or such later Distribution Date as the Board of Directors of the Company may select pursuant to this sentence), the Board of Directors of the Company may postpone, one or more times, the Distribution Date which would occur as a result of an event described in clause (ii) beyond the date set forth in clause (ii) of the preceding sentence."

          4. Section 11(a)(ii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

     "Subject to Section 27 of this Agreement, in the event that a Trigger Event occurs, then, promptly following the first occurrence of a Trigger Event, proper provision shall be made so that each holder of a Right, except as provided below, shall


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     thereafter have a right to receive, upon exercise thereof in accordance with the terms of this Rights Agreement, such number of
     Common Shares as shall equal the result obtained by (x) multiplying the then-current Purchase Price by the then-number of Common Shares for which a Right is then exercisable and (y) dividing that product by 50% of the current per share market price of the Common Shares (determined pursuant to
     Section 11(d)) on the date of the occurrence of, or the date of the first public announcement of, one of the events listed above in this Section 11(a)(ii) (the "Adjustment Shares"); PROVIDED, HOWEVER, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13, then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii). Notwithstanding the foregoing, upon the occurrence of a Trigger Event, any Rights that are or were acquired or beneficially owned by an Acquiring Person or any Associate or Affiliate of the Acquiring Person shall become null and void and any holder (whether or not such holder is an Acquiring Person or an Associate or Affiliate of an Acquiring Person) of such Rights shall thereafter have no right to exercise such Rights under any provision of this Rights Agreement or otherwise. Any Right Certificate issued pursuant to Section 3 or 22 that represents Rights beneficially owned by: (1) an Acquiring Person or any Associate or Affiliate thereof, (2)
     a transferee of an Acquiring Person (or of any such Associate or
     Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (3) a transferee of an Acquiring Person (or of any such
     Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the
     Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect avoidance of this Section 11(a)(ii) and any Right Certificate issued pursuant to Section 6, 7(d) or 22 or this Section 11 upon transfer, exchange, replacement or adjustment of any other Right Certificate referred to in this sentence, shall contain the following legend (PROVIDED, HOWEVER, that the Rights Agent shall not be responsible for affixing such legend unless the Company has notified the Rights Agent in writing thereof):



                 The Rights represented by this Right Certificate are held or have been held by a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person or a nominee thereof. This Right Certificate and the Rights represented hereby have become null and void as specified in Section 11(a)(ii) of the Rights Agreement.

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     The Company shall use all reasonable efforts to insure that the provisions of this Section 11(a)(ii) are complied with, but neither the Company nor the Rights Agent shall have any liability to any holder of Right Certificates or other Person as a result of the Company's failure to make any determinations with respect to any Acquiring Person or its Affiliates, Associates or transferees hereunder."

          5. The last sentence of Section 11(d) of the Rights Agreement is hereby amended to add the words "or if on any such date the Common Shares are not so quoted and no such market maker is making a market in the Common Shares," after the word "traded" and before the word "current".

          6. Section 11(f) of the Rights agreement is hereby amended to (a) delete the words "11(a) through (c), inclusive" and substitute therefor the words "11(b), 11(c), 11(e), 11(h), 11(i) and 11(m)"; and (b) delete the words
"and 13" and substitute therefor the words ", 13 and 14".

          7. Section 13(b) of the Rights Agreement is hereby amended to (a) delete the words "In the event" and substitute therefor the words "Upon the consummation", and to (b) add the words "of the type described in clause (A),
(B) or (C) of SECTION 13(A)" after the word "transaction" and before the word "involving".

          8. Section 20(c) of the Rights Agreement is hereby amended to add a second sentence at the end thereof, which reads in its entirety as follows:

     "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

          9. Section 22 of the Rights Agreement is hereby amended to add a second sentence at the end thereof, which reads in its entirety as follows:

     "In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the Expiration Date, the Company shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or awarded, or upon exercise, conversion or exchange of securities issued by the Company, in each case existing prior to the Distribution Date, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; PROVIDED, HOWEVER, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued and
     (ii) no such Right


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     Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof."

          10. Section 23(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "(a) The Board of Directors of the Company may, at its option, at any time prior to a Trigger Event, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "REDEMPTION PRICE"), and the Company may, at its option, pay the Redemption Price in Common Shares (based on the "current per share market price," determined pursuant to Section 11(d), of the Common Shares at the time of redemption), cash or any other form of consideration deemed appropriate by the Board of Directors. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and subject to such conditions as the Board of Directors in its sole discretion may establish."

          11. Section 23(c) of the Rights Agreement is hereby deleted in its entirety.

          12. Section 24 of the Rights Agreement is hereby amended to add the words "at any time after the earlier of the Shares Acquisition Date and the Distribution Date" after the word "propose" and before subheading "(a)".

          13. The first sentence of Section 26 of the Rights Agreement is hereby amended by deleting clause (ii) thereof in its entirety, renumbering clause (iii) as (ii), and adding the word "or" immediately prior to the new clause (ii).

          14. Section 34 of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "Section 34.   DETERMINATION AND ACTIONS BY THE BOARD OF DIRECTORS.
     The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise the rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to
     (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, a determination to redeem or not redeem the Rights or amend this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board of Directors of the Company in good faith shall
     (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights, as such, and all

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     other parties, and (y) not subject the Board of Directors to any liability to the holders of the Rights. The Rights Agent shall always be entitled to assume that the Board of the Company acted in good faith and shall be fully protected and shall incur no liability in reliance on such assumption."

          15. The fourth paragraph of Exhibit A to the Rights Plan ("Form of Right Certificate) is hereby amended and restated in its entirety as follows:

          "Subject to the provisions of the Agreement, the Board of Directors may, at its option, (i) redeem the Rights evidenced by this Right Certificate at a redemption price of $.01 per Right or (ii) exchange Common Shares for the Rights evidenced by this Certificate, in whole or in part."

          16. Clause (ii) of the second paragraph of Exhibit B to the Rights Plan (SUMMARY OF RIGHTS TO PURCHASE COMMON SHARES), is hereby amended to add the words "or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person" after the word "days" and before the word "following".

          17. The first sentence of the fourth paragraph of Exhibit B to the Rights Plan (SUMMARY OF RIGHTS TO PURCHASE COMMON SHARES) is hereby amended and restated in its entirety as follows:

          "The Rights Agreement provides that until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the Rights will be transferred with and only with the Common Shares."

          18. The tenth paragraph of Exhibit B to the Rights Plan (SUMMARY OF RIGHTS TO PURCHASE COMMON SHARES), is hereby amended to delete the words "public announcement that a Person has become an Acquiring Person" and replace them with the words "time that a Person becomes an Acquiring Person".

          19. The eleventh paragraph of Exhibit B to the Rights Plan (SUMMARY OF RIGHTS TO PURCHASE COMMON SHARES) is hereby deleted in its entirety.

          20. The thirteenth paragraph of Exhibit B to the Rights Plan (SUMMARY OF RIGHTS TO PURCHASE COMMON SHARES) is hereby amended by deleting clause (ii) thereof in its entirety, renumbering clause (iii) as (ii) and adding the word "or" immediately prior to the new clause (ii).

          21. This First Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

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          21.1.  This First Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

     SUNRISE MEDICAL, INC.



     By:/s/ Steven A. Jaye
        -------------------------------------
        Name:  Steven A. Jaye
        Title: Senior Vice President, General
               Counsel and Secretary


     CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

     By:/s/ Ian D. Gass
        ------------------------------------------
        Name:  Ian D. Gass
        Title: Assistant Vice President